Exhibit 4.2

REGISTRATION AGREEMENT

This Registration Agreement (this “Agreement”), is made and entered into as of March 14, 2014, by and among Liberty Global plc, a public limited company organized under the laws of England and Wales (the “Company”), and Inversiones Corp Comm 2 SpA, a company by shares (sociedad por acciones) incorporated and existing under the laws of the Republic of Chile (the “Investor”).

WHEREAS, VTR Chile Holdings SpA, a company by shares (sociedad por acciones) organized and existing under the laws of the Republic of Chile and a wholly-owned subsidiary of the Company (“VTR Holdings”), the Investor and Corp Group Holding Inversiones Limitada, a limited liability company (sociedad de responsabilidad limitada) incorporated and existing under the laws of the Republic of Chile (“Guarantor”) are parties to a Stock Acquisition Agreement, dated as of March 13, 2014 (the “Purchase Agreement”), pursuant to which the Investor has purchased Class C ordinary shares of $0.01 nominal value each (“Class C Ordinary Shares”) of the Company;

WHEREAS, the Company has filed a registration statement on Form S-3 filed with the Commission (as defined below) covering the resale by the Investor of its Registrable Securities (as defined below) which became effective in accordance with the rules of the Commission;

WHEREAS, upon the terms and subject to the conditions set forth in the Purchase Agreement, the Company delivered the LGP Stock (as defined below) by book entry transfer, through the facilities of The Depository Trust & Clearing Corporation and its nominee, Cede & Co., to the Designated Account (as defined in the Purchase Agreement);

WHEREAS, this Agreement is the Registration Agreement (as defined in the Purchase Agreement) which is a deliverable at the Closing (as defined in the Purchase Agreement); and

WHEREAS, the parties hereto desire to enter into this Agreement in order set forth certain rights and obligations of the Company and the Investor with respect to such Registration Statement and resale.

NOW, THEREFORE, in consideration of the foregoing and the mutual and dependent covenants hereinafter set forth, the parties agree as follows:

1.	Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Board” means the board of directors of the Company (and any successor governing body of the Company or any successor of the Company).

“Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

“CG Documents” means the Purchase Agreement, this Agreement and each other agreement, document, instrument or certificate contemplated by the Purchase Agreement that has been or is to be executed by the Investor in connection with the consummation of the transactions contemplated by the Purchase Agreement, this Agreement and each such other agreement, document, instrument or certificate.

“Class C Ordinary Shares” has the meaning set forth in the recitals.

“Commission” means the United States Securities and Exchange Commission or any other federal agency administering the Securities Act and the Exchange Act at the time.

“Common Stock” means, collectively, the Class A ordinary shares of $0.01 nominal value each of the Company, the Class B ordinary shares of $0.01 nominal value each of the Company, and the Class C Ordinary Shares and any other common equity securities issued by the Company, and any other shares of stock issued or issuable with respect thereto (whether by way of a bonus issue, stock dividend or stock split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, distribution, recapitalization, merger, consolidation or other corporate reorganization).

“Company” has the meaning set forth in the preamble.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect from time to time.

“Governmental Authority” means any United States federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.

“Investor” has the meaning set forth in the preamble and shall also include a transferee of the initial Investor’s rights if such transferee has agreed to be bound by and comply with all of the terms of this Agreement, the Purchase Agreement (including all exhibits and schedules to the Purchase Agreement) and all other CG Documents in accordance with Section 10.

“LGP Stock” has the meaning set forth in the Purchase Agreement.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other legal entity.

“Prospectus” means the prospectus or prospectuses included in the Registration Statement, as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement and by all other amendments and supplements to the prospectus, including post-effective amendments and all material incorporated by reference in such prospectus or prospectuses.

“Purchase Agreement” has the meaning set forth in the recitals, as the same may be amended or supplemented from time to time.

“Registrable Securities” means (a) the LGP Stock received by the Investor pursuant to the Purchase Agreement and (b) any shares of Common Stock issued or issuable with respect to any shares described in clause (a) by way of a bonus issue, stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (i) a Registration Statement covering such securities has become effective in accordance with the rules of the Commission and such securities have been disposed of by the Investor or the Investors pursuant to such effective Registration Statement, (ii) such securities are eligible to be sold under Rule 144 (or any similar provisions then in force) of the Commission under the Securities Act, (iii) such securities are otherwise transferred and no longer owned by the Investor, or (iv) such securities shall have ceased to be outstanding.

“Registration Statement” means the registration statement on Form S-3 of the Company covering the resale by the Investor of the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus, amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits and all materials incorporated by reference in such Registration Statement.

“Resale Registration” has the meaning set forth in Section 2(a).

“Rule 144” means Rule 144 of the Commission promulgated under the Securities Act or any successor rule thereto or any complementary rule thereto (such as Rule 144A).

“Securities Act” means the United States Securities Act of 1933, as amended, or any successor United States federal statute, and the rules and regulations thereunder, which shall be in effect from time to time.

2.	Registration.

(a)    The Company shall use its reasonable best efforts to maintain the effectiveness of the Registration Statement that became effective on the date hereof (the “Resale Registration”) so that it remains available for use by the Investor for not less than 90 days during the 6-month period following the date it initially became effective or such shorter period during which all Registrable Securities held by the Investor have been disposed of, provided, however, that such period shall be extended for a period of time equal to the period the Investor refrains from effecting any offering or sale under a Registration Statement at the request of the Company pursuant to Section 2(b). Notwithstanding the foregoing, the Company shall not be required to maintain the effectiveness of a Registration Statement or its availability for use by the Investor at any time after the LGP Stock shall have ceased to constitute Registrable Securities and the Company may file an amendment to such Registration Statement withdrawing or terminating the Resale Registration at any time after the LGP Stock ceases to constitute Registrable Securities in accordance with this Agreement.

(b)    The Company may instruct the Investor not to effect any offering or sale under the Resale Registration for a reasonable period of time up to 60 days at any time when a Prospectus relating thereto is required to be delivered under the Securities Act if the Company determines in its reasonable good faith judgment that a failure to suspend use of such Resale Registration would (i) materially interfere with a significant acquisition, disposition, corporate organization, joint venture, issuance or repurchase or redemption of debt or equity securities or other significant transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) violate, or render the Company unable to comply with requirements under, the Securities Act or Exchange Act.

(c)    The Company shall not include in the Resale Registration any securities other than the Investor’s Registrable Securities without the prior written consent of the Investor, which consent shall not be unreasonably withheld or delayed.

(d)    The Investor shall give the Company prompt written notice of the disposition of the LGP Stock (and any other Registrable Securities owned by the Investor) in a manner that results in all of the LGP Stock (and any such other securities) ceasing to constitute Registrable Securities.

3.	Registration Procedures. The Company shall:

(a)    prepare and file with the Commission such amendments, post-effective amendments and supplements to the Registration Statement that became effective on the date hereof and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for a period of not less than 30 days, or if earlier, until (i) all of the Registrable Securities held by the Investor have been disposed of, or (ii) such securities are eligible to be sold under Rule 144 (or any similar provisions then in force) under the Securities Act, and to comply with the provisions of the Securities Act with respect to the disposition of such Registrable Securities in accordance with the intended methods of disposition set forth in such Registration Statement;

(b)    within a reasonable time before filing such Prospectus or such amendments or supplements to such Registration Statement or Prospectus, furnish to one counsel selected by the Investor copies of such documents proposed to be filed, which documents shall be subject to review and comment by such counsel;

(c)    notify the Investor, promptly after the Company receives notice thereof, of the time when a supplement to any Prospectus forming a part of such Registration Statement has been filed;

(d)    furnish to the Investor such number of copies of the Prospectus included in such Registration Statement (including each preliminary Prospectus) and any supplement thereto (in each case including all exhibits and documents incorporated by reference therein) and such other documents as the Investor may reasonably request in order to facilitate the disposition of its Registrable Securities;

(e)    use reasonable best efforts to register or qualify such Registrable Securities under such other securities or “blue sky” laws of such United States jurisdictions as the Investor reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such holders to consummate the disposition in such jurisdictions of the Registrable Securities owned by the Investor; provided, that the Company shall not be required to qualify generally to do business, subject itself to general taxation or consent to general service of process in any jurisdiction where it would not otherwise be required to do so but for this Section 3(e);

(f)    notify the Investor, at any time when a Prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, at the request of the Investor, but subject to Section 2, the Company shall prepare a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such Prospectus shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading;

(g)    cause such Registrable Securities to be listed on the NASDAQ Global Select Market;

(h)    otherwise use reasonable best efforts to comply with all applicable rules and regulations of the Commission and make available to its stockholders an earnings statement (in a form that satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder) no later than 75 days after the end of the 12-month period beginning with the first day of the Company’s first full fiscal quarter after the effective date of such Registration Statement, which earnings statement shall cover said 12-month period, and which requirement will be deemed to be satisfied if the Company timely files complete and accurate information on Forms 10-Q, 10-K and 8-K under the Exchange Act and otherwise complies with Rule 158 under the Securities Act; and

(i)    advise the Investor, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal at the earliest possible moment if such stop order should be issued.

4.    Expenses. All expenses incurred by the Company in complying with its obligations pursuant to this Agreement and in connection with the registration and disposition of Registrable Securities, including, without limitation, all registration and filing fees, expenses of any audits incident to or required by any such registration, fees and expenses of complying with securities and “blue sky” laws, printing expenses, fees and expenses of the Company’s counsel, shall be paid by the Company.

5.    Indemnification.

(a)    The Company shall indemnify and hold harmless, to the fullest extent permitted by law, the Investor and its officers, directors, managers, members, partners, stockholders and Affiliates, each underwriter, broker or any other Person acting on behalf of such holder of Registrable Securities and each other Person, if any, who controls any of the foregoing Persons within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, against all losses, claims, actions, damages, liabilities and expenses, joint or several, to which any of the foregoing Persons may become subject under the Securities Act or otherwise, insofar as such losses, claims, actions, damages, liabilities or expenses arise out of or are based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, Prospectus, preliminary Prospectus, free writing prospectus (as defined in Rule 405 promulgated under the Securities Act) or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation or alleged violation by the Company of the Securities Act or any other similar federal or state securities laws or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance; and shall reimburse such Persons for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, action, damage or liability, except insofar as the same are caused by or contained in any information furnished in writing to the Company by or on behalf of the Investor expressly for use therein or by the Investor’s failure to deliver a copy of the Registration Statement, Prospectus, free-writing prospectus (as defined in Rule 405 promulgated under the Securities Act) or any amendments or supplements thereto (if the same was required by applicable law to be so delivered) after the Company has furnished the Investor with a sufficient number of copies of the same prior to any written confirmation of the sale of Registrable Securities.

(b)    In connection with any registration in which the Investor is participating, the Investor shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify and hold harmless, the Company, each director of the Company, each officer of the Company who shall sign such Registration Statement, each underwriter, broker or other Person acting on behalf of the Company and each Person who controls any of the foregoing Persons within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act against any losses, claims, actions, damages, liabilities or expenses resulting from any untrue or alleged untrue statement of material fact contained in the Registration Statement, Prospectus, preliminary Prospectus, free writing prospectus (as defined in Rule 405 promulgated under the Securities Act) or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by the Investor.

(c)    Promptly after receipt by an indemnified party of notice of the commencement of any action involving a claim referred to in this Section 5, such indemnified party shall, if a claim in respect thereof is made against an indemnifying party, give written notice to the latter of the commencement of such action. The failure of any indemnified party to notify an indemnifying party of any such action shall not (unless such failure shall have a material adverse effect on the indemnifying party) relieve the indemnifying party from any liability in respect of such action that it may have to such indemnified party hereunder. In case any such action is brought against an indemnified party, the indemnifying party shall be entitled to participate in and to assume the defense of the claims in any such action that are subject or potentially subject to indemnification hereunder, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after written notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be responsible for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof; provided, that if (i) any indemnified party shall have reasonably concluded that there may be one or more legal or equitable defenses available to such indemnified party which are additional to or conflict with those available to the indemnifying party, or that such claim or litigation involves or could have an effect upon matters beyond the scope of the indemnity provided hereunder, or (ii) such action seeks an injunction or equitable relief against any indemnified party or involves actual or alleged criminal activity, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party without such indemnified party’s prior written consent (but, without such consent, shall have the right to participate therein with counsel of its choice) and such indemnifying party shall reimburse such indemnified party and any Person controlling such indemnified party for that portion of the fees and expenses of any counsel retained by the indemnified party which is reasonably related to the matters covered by the indemnity provided hereunder. If the indemnifying party is not entitled to, or elects not to, assume the defense of a claim, it shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. In such instance, the conflicting indemnified parties shall have a right to retain one separate counsel, at the expense of the indemnifying party. The indemnifying party shall not consent to entry of any judgment or enter into any settlement that (i) does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of the claim or litigation to which the judgment or settlement relates for which the indemnified party would be entitled to indemnification hereunder, or (ii) includes, without the indemnified party’s consent, either (x) a statement constituting an express or implied admission of fault or culpability by or on behalf of such indemnified party, or (y) any provision purporting to commit such indemnified party to take, or refrain from taking, any action in the future (other than any action with respect to the claims or litigation subject to such settlement).

(d)    If the indemnification provided for hereunder is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, claim, damage, liability or action referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amounts paid or payable by such indemnified party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions which resulted in such loss, claim, damage, liability or action as well as any other relevant equitable considerations; provided, that the maximum amount of liability in respect of such contribution shall be limited, in the case of each holder of Registrable Securities, to an amount equal to the net proceeds (after underwriting fees, commissions or discounts) actually received by such seller from the sale of Registrable Securities effected pursuant to such registration. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties agree that it would not be just and equitable if contribution pursuant hereto were determined by pro rata allocation or by any other method or allocation which does not take account of the equitable considerations referred to herein. No Person guilty or liable of fraudulent misrepresentation shall be entitled to contribution from any Person.

6.    Rule 144 Compliance. With a view to making available to the holders of Registrable Securities the benefits of Rule 144 under the Securities Act and any other rule or regulation of the Commission that may at any time permit a holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3 (or any successor form), the Company shall:

(a)    use reasonable best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(b)    furnish to the Investor so long as the Investor owns Registrable Securities, promptly upon request, a written statement by the Company as to its compliance with the reporting requirements of Rule 144 under the Securities Act.

7.    Termination. This Agreement shall terminate and be of no further force or effect when there shall no longer be any Registrable Securities held by the Investor; provided that the provisions of Sections 4, 5, 8, 15 and 16 and this Section 7 shall survive any such termination.

8.    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8).

If to the Company:	Liberty Global plc 38 Hans Crescent London SW1X 0LZ, United Kingdom Attention: General Counsel With a copy to: Dorsey & Whitney LLP 1400 Wewatta Street

Suite 400 Denver, Colorado 80202 United States of America Attention: Paul Thompson / Whitney Holmes Facsimile: +1 (303) 629-3450 E-mail: thompson.paul@dorsey.com

If to the Investor:

Inversiones Corp Comm 2 SpA

Rosario Norte 660, piso 22

Las Condes

Santiago

Chile

Attention: Pilar Dañobeitia Estades

Facsimile: +56 (2) 2660-6109

With a copy to:

Dechert LLP

1095 Avenue of the Americas, 28th floor

New York, New York 10019

United States of America

Attention: Howard Kleinman

Facsimile: +1 (212) 698 0667

E-mail: howard.kleinman@dechert.com

9.    Entire Agreement. This Agreement, together with the Purchase Agreement and any related exhibits and schedules thereto, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. Notwithstanding the foregoing, in the event of any conflict between the terms and provisions of this Agreement and those of the Purchase Agreement, the terms and conditions of this Agreement shall control.

10.    Successor and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither the Company nor the Investor may assign its rights hereunder without the prior consent of the other; provided that the Company will not unreasonably withhold or delay its consent to one assignment by the Investor of its rights here under in connection with the pledge or grant of a security interest in the LGP Stock to a transferee that agrees by written instrument satisfactory to the Company to be bound by all of the provisions of this Agreement, the Purchase Agreement (including any related exhibits and schedules to the Purchase Agreement) and all other CG Documents applicable to the initial Investor.

11.    No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

12.    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

13.    Amendment, Modification and Waiver. The provisions of this Agreement may only be amended, modified, supplemented or waived only with the prior written consent of the Company and the Investor. No waiver by any party or parties shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

14.    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

15.	Governing Law; Submission to Jurisdiction.

(a)    This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction). Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States or the courts of the State of New York in each case located in the city of New York and Borough of Manhattan, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by mail to such party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b)    Investor appoints CorpBanca New York Branch to be its agent for service of process, with offices currently located at 845 Third Avenue, 5th Floor, New York, NY, 10022, as its authorized agent in the Borough of Manhattan in the City of New York upon which process may be served in any such suit or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby. The Company irrevocably appoints Law Debenture Corporate Services Inc. to be its agent for service of process, with offices at the date of this Agreement at 400 Madison Avenue, 4th Floor, New York, NY 10017, as its authorized agent in the Borough of Manhattan in the City of New York upon which process may be served in any such suit or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby. If any time CorpBanca New York Branch or Law Debenture Corporate Services Inc. ceases for any reason to act as agent for service of process for Investor or the Company, respectively, the relevant party shall appoint a replacement agent having an address for service in the Borough of Manhattan in the City of New York and shall notify the other party of the name and address of the replacement agent. Failing such appointment and notification, the other party shall be entitled by notice to the relevant party to appoint a replacement agent to act on behalf of the relevant party. The provisions of this Section 15(b) applying to service on an agent apply equally to service on a replacement agent. Each of the Investor and the Company further agrees that service of process upon the agent for service of process, and written notice of such service to the agent for service of process, by the Person serving the same to the address provided in Section 8, shall be deemed in every respect effective service of process in any such suit or proceeding.

16.    Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby. Each party to this Agreement certifies and acknowledges that (a) no representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 16.

17.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Registration Agreement on the date first written above.

Liberty Global plc

By
Name:
Title:

Inversiones Corp Comm 2 SpA

By
Name:
Title: